Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Form S-8 No. 333-253890 pertaining to the Blueknight Energy Partners G.P., L.L.C. Long-Term Incentive Plan
2.	Form S-8 No. 333-202538 pertaining to the Blueknight Energy Partners, L.P. Employee Unit Purchase Plan
3.	Form S-8 No. 333-202537 pertaining to the Blueknight Energy Partners G.P., L.L.C. Long-Term Incentive Plan
4.	Form S-8 No. 333-177005 pertaining to the Blueknight Energy Partners G.P., L.L.C. Long-Term Incentive Plan
5.	Form S-8 No. 333-144737 pertaining to the SemGroup Energy Partners G.P., L.L.C. Long-Term Incentive Plan

of our report dated March 10, 2021, with respect to the consolidated financial statements of Blueknight Energy Partners, L.P. included in this Annual Report (Form 10-K) for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

March 10, 2021